AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

June 29, 2010

United States Securities and
Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	SRKP 25, Inc.

Dear Sir/Madam:

We have read the Change in Auditors section of the Management's Discussion and Analysis of Financial Condition and Results of Operations included in the form S-1 Amendment No. 1 dated June 29, 2010, of China Century Dragon Media, Inc. (formerly known as SRKP 25, Inc. and hereinafter referred to as the "Company"), regarding the recent change of auditors. We agree with such statement made regarding our firm. We have no basis to agree or disagree with other statements made in this section.

Very truly yours,

AJ. Robbins, PC

by	/s/ Richard J. Fleischman
Richard J. Fleischman, CPA